As filed with the Securities and Exchange Commission on April 30, 2024

Registration No. 333-211552

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE GORMAN-RUPP COMPANY

(Exact Name of Registrant as Specified in its Charter)

Ohio	34-0253990
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

600 South Airport Road

Mansfield, Ohio 44903

(Address of Principal Executive Offices, including Zip Code)

THE GORMAN-RUPP COMPANY 2016

NON-EMPLOYEE DIRECTORS’ COMPENSATION PLAN

(Full Title of the Plan)

Copy to:

Brigette A. Burnell Executive Vice President, General Counsel and Corporate Secretary The Gorman-Rupp Company 600 South Airport Road Mansfield, Ohio 44903 (419) 755-1011	Douglas A. Neary Kristofer K. Spreen Calfee, Halter & Griswold LLP The Calfee Building 1405 East Sixth Street Cleveland, Ohio 44114 (216) 622-8200
(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☐	Accelerated Filer	☒

Non-accelerated Filer	☐	Smaller Reporting Company	☐

		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (“Post-Effective Amendment”) is filed to deregister certain common shares, without par value (“Common Shares”), of The Gorman-Rupp Company (the “Registrant”) issuable under The Gorman-Rupp Company 2016 Non-Employee Directors’ Compensation Plan (the “Directors’ Plan”), which Common Shares were registered under a Registration Statement on Form S-8 (File No. 333-211552) filed by the Registrant with the Securities and Exchange Commission (the “Commission”) and effective on May 24, 2016 (the “Prior Registration Statement”).

At the Annual Meeting of Shareholders of the Registrant held on April 25, 2024, the Registrant’s shareholders approved The Gorman-Rupp Company 2024 Omnibus Incentive Plan (the “2024 Plan”), which provides, among other things, that Common Shares available for awards under the Directors’ Plan and The Gorman-Rupp Company 2015 Omnibus Incentive Plan (the “2015 Plan”) upon shareholder approval of the 2024 Plan, and any Common Shares covered by an award under the 2015 Plan or the Directors’ Plan that are forfeited, cancelled or settled for cash, or subject to such an award which expires or terminates without issuance of shares or otherwise does not result in the issuance of all or a portion of the shares subject to the award, shall become available for issuance under the 2024 Plan. As of April 25, 2024, there were 14,500 of such Common Shares that were previously authorized for issuance under the Directors’ Plan and registered under the Prior Registration Statement, that are now available for issuance under the 2024 Plan (such shares, the “Carried Forward Shares”).

The Registrant is concurrently filing a separate Registration Statement on Form S-8 to register the Carried Forward Shares for issuance under the 2024 Plan. This Post-Effective Amendment is hereby filed to reflect that, following the date hereof, the Carried Forward Shares may not be issued under the Directors’ Plan, and to deregister the Carried Forward Shares under the Prior Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.	Exhibits.

Exhibit Number	Exhibit Description

24.2	Power of Attorney.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mansfield, State of Ohio, on this 30th day of April, 2024.

THE GORMAN-RUPP COMPANY

By:	/s/ Brigette A. Burnell
Brigette A. Burnell
Executive Vice President, General
Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to Form S-8 Registration Statement has been signed below by the following persons in the capacities indicated as of April 30, 2024.

Signature	Title

* Scott A. King	President and Chief Executive Officer and
Scott A. King	Director (Principal Executive Officer)

* James C. Kerr	Executive Vice President and Chief Financial
James C. Kerr	Officer (Principal Financial and Accounting Officer)

* Jeffrey S. Gorman	Executive Chairman
Jeffrey S. Gorman

* Donald H. Bullock, Jr.	Director
Donald H. Bullock, Jr.

* M. Ann Harlan	Director
M. Ann Harlan

* Christopher H. Lake	Director
Christopher H. Lake

* Sonja K. McClelland	Director
Sonja K. McClelland

* Vincent K. Petrella	Director
Vincent K. Petrella

* Kenneth R. Reynolds	Director
Kenneth R. Reynolds

*

The undersigned, by signing her name hereto, does sign and execute this Post-Effective Amendment No. 1 to Form S-8 Registration Statement on behalf of The Gorman-Rupp Company and on behalf of each of the above-named Officers and Directors of The Gorman-Rupp Company pursuant to Powers of Attorney executed by The Gorman-Rupp Company and by each such Officer and Director and filed with the Securities and Exchange Commission.

April 30, 2024

By:	/s/ Brigette A. Burnell
Brigette A. Burnell
Attorney-In-Fact

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